EXHIBIT 16.1

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 Toll fee: 855.334.0934 Fax: 800.581.1908

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

March 21, 2014

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated March 21, 2014, of HASCO Medical, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our audit for December 31, 2012 and any subsequent interim period through the date of change in auditor decision by the Board of Directors..

Very truly yours,

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida